UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549 ______________________

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 25, 2009

ASPEN EXPLORATION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-9494	84-0811316
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

2050 S. Oneida St., Suite 208, Denver, CO 80224-2426
Address of principal executive offices

303-639-9860 Telephone number, including Area code Not applicable

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 – Entry Into a Material Definitive Agreement.

     On February 25, 2009, Aspen Exploration Corporation (“Aspen” or the “Company”) entered into an agreement (dated February 24, 2009) with Nautilus Poplar, LLC and Hunter Energy LLC (collectively referred to as the “Purchasers”) to sell our interests in certain oil and gas assets and properties located within the East Poplar Unit and Northwest Poplar Field in Roosevelt County, Montana (the “Poplar Field”). Although the agreement is dated February 24, 2009, the parties did not authorize the delivery of the agreement until February 25, 2009, at which time it became effective between the parties. Aspen held a 12.5% before payout working interest in the Poplar Field assets. Aspen completed this transaction on February 25, 2009.

     The Poplar Field assets were sold and conveyed to each of the Purchasers in the following approximate percentages: Hunter Energy 60%; and Nautilus Poplar 40%. The total purchase price for the Poplar Field assets was $1.2 million, with both of the Purchasers paying its proportionate share of the total purchase price. Hunter Energy paid its proportionate share in cash while Nautilus Poplar paid a portion of its share of the total purchase price in cash and issued Aspen an unsecured $75,000 promissory note with the note being due in full on April 13, 2009. After certain adjustments to the purchase price intended to give economic effect to the transaction as of January 1, 2009, and the repayment of Aspen’s proportionate share of the outstanding balance of debt obtained to purchase the property, Aspen received net proceeds of approximately $993,000 for the assets, which amount assumes the payment of the $75,000 note issued by Nautilus Poplar.

     The agreement contains certain representations and warranties by Aspen and the Purchasers. Additionally, with respect to obligations that accrued on or after January 1, 2009, the Purchasers agreed to pay and perform all of Aspen’s obligations under any agreements or instruments which were part of Aspen’s Poplar Field assets. Further, the Purchasers agreed to perform other Aspen obligations with respect to the Poplar Field assets. The Purchasers also agreed to indemnify Aspen from any claim that may relate to the Poplar Field assets or their operation.

     The sale only applied to Aspen’s Poplar Field interest. It did not apply to Aspen’s oil and gas properties in California or any of Aspen’s other assets. Aspen purchased its interest in the Poplar Field in 2007 for $1,387,500. Since acquisition, the Poplar Field has contributed only nominally to Aspen’s profitability and recently has resulted in operating losses. Aspen does not consider its interest in the Poplar Field to be a substantial Company asset when compared to the Company’s other oil and gas interests and assets.

Item 8.01 – Other Events.

     As described in a current report on Form 8-K dated February 18, 2009 (and filed on February 19, 2009) Aspen has agreed to sell its California oil and gas assets. The completion of that transaction is subject to a number of conditions, including obtaining shareholder approval. Unless and until that transaction is completed Aspen intends to carry on its normal business operations. However, if that transaction is completed, and as a result of the sale of the Poplar Field assets described in this current report, the Company will no longer have any material ongoing operations. Should the sale of the California assets be completed the Company intends to pursue other business opportunities, which may include an acquisition of assets or business operations, or a merger or other business combination.

Item 9.01 – Financial Statements and Exhibits. (d) Exhibits

10.1	Agreement of Purchase and Sale among Aspen Exploration Corporation, Nautilus Poplar, LLC and Hunter Energy LLC dated February 24, 2009.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 2nd day of March 2009.

Aspen Exploration Corporation

By: /s/ R.V. Bailey
R.V. Bailey, Chief Executive Officer